EXHIBIT 10.3

MEDIS TECHNOLOGIES LTD.
805 Third Avenue
New York, NY  10022

December 15, 2008

Israel Fisher
16 Yoni Netanyahu St.
Givat Shmuel 54423, Israel

Re:           Consulting Agreement

Dear Israel:

Medis Technologies Ltd., a Delaware corporation (the “Company”), wishes to engage your services to render consultation and advisory services with respect to the business and operations of the Company, on the following conditions (this “Agreement”):

1.   Term.  The term shall be deemed to have commenced as of December 2, 2008 (the “Effective Date”) and shall be in effect until terminated by either party upon 15 days prior written notice (the “Term”).

2.   Consulting Fee. In consideration of your agreement to provide the Services (as defined below), the Company, through its Medis El Ltd. subsidiary (“Medis El”), shall pay you for your services to be rendered pursuant to this Agreement US$4,000 per month (the “Fee”), commencing as of the Effective Date. The Fee shall be paid ratably until the end of the Term at such times as Medis El makes payroll payments to its employees.

3.   Expenses.  In connection with the performance of Services, the Company shall cause Medis El to reimburse you for all reasonable and necessary business expenses that have been approved in advance by the Company in writing. In connection with such expenses, you shall submit documentation substantiating such expenses, e.g., receipts, and shall be reimbursed within fifteen (15) business days of the Company’s receipt of an invoice together with such substantiating documentation.

4.   Services.  You agree to furnish such consulting services and perform such duties concerning the business and operations of the Company as the senior executive officers of the Company, or their designees, may from time to time direct (collectively, the “Services”). You further agree to perform the Services in a diligent, prudent and professional manner.

5.   Independent Contractor.  You shall serve as an independent contractor of the Company in providing the Services herein, and shall be responsible for payment of all taxes on the payment of the Fee to you hereunder without deduction for tax withholding. The Company shall not provide you with, nor shall you be entitled to, any benefits of employment, including, without limitation, health insurance, medical insurance, life insurance, disability insurance or unemployment or workmen's compensation insurance. This letter agreement shall not be construed to create between the Company, on the one hand, and you, on the other hand, a relationship of principal or agent, joint venturers, co partners or employer and employee, the existence of which is hereby expressly denied by the Company and you. You are not an agent of the Company for any purpose whatsoever and shall have no right or authority to bind the Company or create any obligations, express or implied, on behalf of or in the name of the Company, unless expressly authorized in writing to do so.

6.   Confidentiality.  In connection with the Services, you may be provided with confidential information concerning the Company (the “Confidential Information”). In furnishing such information, the Company is relying on your agreement to preserve the confidential nature of all such information, whether furnished before, on or after the date of this Agreement. You may not disclose the Confidential Information to any person or party without the prior written consent of the Company, in its sole discretion. In the event that you become compelled by law, rule or regulation, or legal or administrative process or proceeding, to disclose any of the Confidential Information, you shall, to the extent permitted by law, promptly provide the undersigned with written notice of such disclosure so that the Company shall have the opportunity to seek a protective order or other appropriate remedy. You agree to cooperate with the Company in seeking such protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, you shall furnish only that portion of the Confidential Information which you are advised by legal counsel is legally compelled, and you agree to use your collective commercially reasonable efforts to continue to preserve the confidentiality of the Confidential Information.

7.   Non-Disparagement.  During the Term and at all times thereafter, neither you nor the Company shall defame, disparage, make negative statements about or act in any manner that is intended to or does damage to the goodwill, business or personal reputations of the other or any of your or its affiliates, or the Company’s shareholders, officers, directors, managers, employees, consultants and agents.

8.   Property Rights.  You acknowledge and agree that the Confidential Information, discoveries, concepts, ideas, designs, methods, formulas, know-how, techniques, or any improvements or enhancements thereon, whether patentable or not, made, conceived or developed, in whole or in part, by you in the performance of the Services under this Agreement (“Inventions”), are and shall be the exclusive and valuable property of the Company or its affiliates, and you shall neither have, nor claim to have, any right, title or interest therein or thereto in such capacity. All opportunities relating to Inventions whether or not involving third parties shall belong to and be carried out for the account of the Company and its affiliates. Any and all Inventions shall be deemed work specifically ordered or commissioned by the Company and each such work shall be considered “work made for hire” within the meaning 17 U.S.C. §101 of the United States Copyright Act and all rights to such work shall belong entirely to the Company or its affiliates, as the case may be.

9.   Remedies.  You hereby acknowledge that the provisions of paragraphs 6, 7 and 8 are reasonable and necessary for the protection of the Company. You further acknowledge that in the event you breach any of the provisions of this Agreement or attempt to do so, the Company would be irreparably harmed. Accordingly, you agree in advance to the granting of injunctive or other equitable relief in favor of the Company without proof of actual damages. Such injunctive or equitable relief will not be the exclusive remedy for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

10.   Termination. Notwithstanding the notice provision described in paragraph 1 above, this Agreement may be promptly terminated at any time by the Company upon your death, disability, failure to perform the Services or other breach of this Agreement. In such an event, you agree to promptly return or destroy all Confidential Information and other materials obtained in connection with the Services. You shall be entitled to your Fee through the date of termination.

11.   No Assignment. No party hereto shall be permitted to assign its rights or obligations under this Agreement without the prior written consent of the other party.

12.   Governing Law.  This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of laws. In the event of any litigation hereunder, each party hereto agrees to consent to the non-exclusive jurisdiction of the courts of the State of New York and of the United States located in the City of New York.  If it is found in a final judgment by a court of competent jurisdiction that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

13.   Successors and/or Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

14.   Entire Agreement.  This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, of such parties regarding the subject matter of this Agreement.

15.   No Modifications/Amendments. This Agreement may not be modified or amended in any manner without the prior written consent of all the parties hereto.

16.   Counterparts/Facsimile. This Agreement may be executed and delivered in counterparts, which taken together shall constitute one instrument, and may be executed and delivered by facsimile and, as such, shall be treated as an original.

Please sign where indicated below to confirm your agreement to all of the foregoing provisions.

Very truly yours, MEDIS TECHNOLOGIES LTD. By: /s/ Howard Weingrow Name: Howard Weingrow Title: Deputy Chairman and Executive Vice President /s/ Israel Fisher Israel Fisher